Filed pursuant to Rule 433

Dated March 5, 2026

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated March 5, 2026 and the

Prospectus dated March 1, 2024

Registration No. 333-277563

Essential Utilities, Inc.

$500,000,000 5.125% Senior Notes due 2036

The information in this pricing term sheet relates only to the offering of the Notes and should be read together with (i) the preliminary prospectus supplement, dated March 5, 2026, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Preliminary Prospectus Supplement”), and (ii) the related base prospectus dated March 1, 2024, included in the Registration Statement (File No. 333-277563), in each case, including the documents incorporated by reference therein. Terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	Essential Utilities, Inc. (the “Issuer”)

Expected Ratings of Securities (Moody’s / S&P)*:	Baa2 (Negative) / BBB+ (Positive)

Trade Date:	March 5, 2026

Settlement Date**:	March 9, 2026 (T+2)

Title of Securities:	5.125% Senior Notes due 2036 (the “Notes”)

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2036

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Record Dates:	March 1 and September 1

Coupon:	5.125% per annum

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Price and Yield:	99-27+ / 4.142%

Spread to Benchmark Treasury:	T + 100 basis points

Yield to Maturity:	5.142%

Public Offering Price:	99.867% of principal amount

Net Proceeds (After Deducting Underwriting Discount and Before Offering Expenses):	$496,085,000

Optional Redemption:	The Notes may be redeemed, in whole or in part, at any time prior to December 15, 2035 (three months prior to maturity) at the greater of par and make-whole at Treasury Rate plus 15 basis points; par call at any time on or after December 15, 2035.

CUSIP/ISIN:	29670G AL6 / US29670GAL68

Joint Bookrunners:	Barclays Capital Inc. PNC Capital Markets LLC RBC Capital Markets, LLC Huntington Securities, Inc. Citizens JMP Securities, LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Robert W. Baird & Co. Incorporated Loop Capital Markets LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** The Issuer expects that delivery of the Notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the second business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+2”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before settlement will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request them by calling Barclays Capital Inc. toll free at 1-888-603-5847, PNC Capital Markets LLC toll free at (855) 881-0697 or RBC Capital Markets, LLC toll free at (866) 375-6829.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.